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                                                                    EXHIBIT 10.2

                         EMPLOYMENT, CONFIDENTIALITY AND
                            NONCOMPETITION AGREEMENT

      This Employment, Confidentiality and Noncompetition Agreement ("Agreement") is made and entered into this 28th day of July, 2005, by and between MediaDefender, Inc., a Delaware corporation (the "Company"), and Octavio Herrera ("Executive").

                                    RECITALS:

      A. The Company is a leading provider of anti-piracy solutions in the Internet piracy prevention industry (the "IPP Business");

      B. The Company, ARTISTdirect, Inc., a Delaware corporation ("Parent"), and ARTISTdirect Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), entered into that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub was merged with and into the Company (the "Merger");

      C. Prior to consummation of the Merger, Executive served as the Company's Chief Financial Officer;

      D. As a condition to Parent entering into the Merger Agreement, Parent has requested that the Executive agree, and the Executive has agreed, to remain with the Company following consummation of the Merger as President; and

      E. Executive agrees to be employed by the Company under the terms and conditions set forth herein;

      NOW, THEREFORE, the parties hereby agree as follows:

      1. Employment. The Company hereby agrees to employ Executive subject to the conditions and terms of this Agreement, commencing on the date hereof as the Chief Financial Officer of the Company on an exclusive basis. Executive shall have such duties and responsibilities that are customarily associated with the position of Chief Financial Officer, subject to the reasonable discretion of the Board of Directors of the Company (the "Board") and, to the extent lawful and reasonable, shall perform all assigned duties, comply with all employment policies, and obey all rules, regulations, special instructions and applicable laws that now exist or that may hereafter be established by the Board and/or the Company from time to time.

      2. Compensation.

            2.1 Base Salary. Executive shall be paid annual compensation of $350,000 ("Base Salary"), subject to standard and required deductions and payable in accordance with the Company's normal payroll practices. The Base Salary shall be subject to annual review, and may be increased, but not decreased, by the Company at its discretion to ensure that the Base Salary remains competitive compared with senior executives at comparable companies and based on the revenues and profits being generated by the Company.

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            2.2 Performance Bonus. Executive shall also receive a performance bonus of up to $350,000 if the Company achieves operating earnings before interest, taxes, depreciation and amortization ("EBITDA") exceeding $7.0 million and $7.5 million in the twelve (12) month periods ending December 31, 2007 and December 31, 2008, respectively (the "Performance Bonus"). EBITDA shall be calculated using the same accounting methods and policies as the Company has historically used. For purposes of this Section 2.2, if the Company engages in acquisitions of businesses on or after the date hereof, such acquired businesses shall not be included for purposes of calculating EBITDA without the prior approval of Executive.

            2.3 Vacation. Executive shall be entitled to vacation in accordance with the Company's vacation policy, and shall accrue four (4) weeks of paid vacation per year.

            2.4 Benefit Programs. Executive shall be eligible to participate in the Company's medical, retirement, equity incentive (as described in Section 3), and other benefit plans to the same extent as other similarly situated executives of the Company and its affiliates, which may be amended and modified from time to time.

            2.5 Expenses. Executive shall be reimbursed for reasonable documented business expenses (including, without limitation, travel and entertainment expenses) incurred in connection with the performance of his duties hereunder, subject to and in accordance with the policies and procedures adopted by the Company from time to time.

      3. Stock Option Grant. Executive shall receive a stock option grant to purchase up to two hundred thousand (200,000) shares of common stock of Parent (the "Option"). The Option shall be issued by Parent on the date hereof with an exercise price per share based on the fair market value of the common stock of Parent as of the date hereof, as based on the last reported closing price quote on the Nasdaq National Market. In any event, the exercise price per share shall not be less than $1.00. The Option shall vest over a three and one-half (3.5) year period on a quarterly basis. Executive acknowledges and agrees that the Option must be reported on an Initial Statement of Beneficial Ownership on Form 3, which shall be filed with the Securities and Exchange Commission on or before August 8, 2005.

      4. Standard of Performance. Executive recognizes and acknowledges that Executive owes to the Company and Parent the duties of loyalty, care, fidelity and obedience in all matters pertaining to such employment. Executive agrees to serve the Company and Parent diligently and faithfully, to perform all duties to the best of Executive's ability, and to devote all of Executive's working time to the conduct of the Company's business; provided, however, that Executive shall be permitted to serve as a member of the board and an officer of OnSystems, Inc. ("OnSystems") for a period of twelve (12) months from the date hereof so long as such activity does not materially interfere with Executive's duties to the Company under this Agreement and so long as OnSystems has not violated the terms of a Non-Compete Agreement entered into with the Company and dated as of the date hereof. Executive agrees to use best efforts to cause the dissolution of OnSystems in the applicable state of incorporation and to obtain all necessary tax clearances as soon as reasonably practicable, but in no event later than twelve (12) months from the date hereof.

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      5. Initial Term. The initial term of this Agreement shall be from the date hereof until December 31, 2008 (the "Initial Term").

            5.1 Termination of Employment on Death or Disability. If Executive's employment terminates as a result of Executive's death or his becoming Disabled (as defined below), Executive's Base Salary will continue for three (3) months after termination. Such Base Salary shall be payable to Executive's estate. Executive shall be considered to be Disabled if Executive is suffering from a medically determinable condition that prevents him, with reasonable accommodation, from performing the essential duties of his employment for a continuous period of ninety (90) days or for more than one hundred twenty (120) non-consecutive days in any twelve (12) month period. The Performance Bonus shall be paid on a pro-rata basis for the period of time beginning on the date specified in Section 2.2 above until the date of death or Disability.

            5.2 Termination for Cause. The Board may terminate the employment of Executive at any time, upon written notice, for Cause (as defined below), and upon such termination, Executive will have no further right to compensation under Section 2 other than any such amounts of Executive's Base Salary and vacation benefits that have accrued but have not been paid at the date of termination, but shall not include any Bonuses. The term "Cause" means (a) Executive's conviction of or a plea of nolo contendre to the commission of a felony; or (b) the Board unanimously (without the Executive) makes a good faith determination that: (i) Executive has failed to perform his material duties, including fiduciary duties and material duties under this Agreement (other than by reason of his death or Disability), and that such failure continues for a period of more than ten (10) business days after written notice from the Board; or (ii) Executive has committed fraud, misappropriation, embezzlement or gross misconduct which materially injures the Company or Parent.

            5.3 Termination without Cause. The Company, by action of the Board, may terminate the employment of Executive upon one (1) month written notice to Executive. If the Company terminates the employment of Executive without Cause, and provided that Executive shall not be in material breach of Sections 7 through 10 of this Agreement, the Company shall continue to pay Executive's Base Salary for a period of twelve (12) months beginning on the date of termination, payable in accordance with normal payroll practices, and any benefits set forth under Section 2.4 of this Agreement shall also continue for the same period. The Performance Bonus shall be paid on a pro-rata basis for the period of time beginning on the date specified in Section 2.2 above until the date of termination.

            5.4 Termination for Good Reason. Executive may terminate his employment with the Company for Good Reason, at any time, upon written notice, for Good Reason (as defined below). If Executive terminates his employment with the Company for Good Reason, and provided that Executive shall not be in material breach of Sections 7 through 10 of this Agreement, the Company shall continue to pay Executive's Base Salary for a period of twelve (12) months beginning on the date of termination, payable in accordance with normal payroll practices, and any benefits set forth under Section 2.4 of this Agreement shall also continue for the same period. The Performance Bonus shall be paid on a pro-rata basis for the period of time beginning on the date specified in Section
2.2. above until the date of termination. The term "Good Reason" means, without Executive's express written consent, the occurrence of any one

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or more of the following during the term of this Agreement: (a) a material reduction in Executive's authorities and/or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level then most recently in effect; (b) a reduction by the Company of Executive's Base Salary; (c) a material reduction by the Company, which reduction disproportionately affects Executive relative to other similarly situated executives of the Company, of the Executive's aggregate welfare benefits and/or incentive targets under the Company's short and/or long-term incentive programs, or a material reduction of the incentive targets and/or bonus payments under this Agreement, as such benefits and opportunities exist on the Effective Date, or as such benefits and opportunities may be increased after the Effective Date; or (d) Executive's principal office is relocated to a location that is more than thirty (30) miles from Executive's principal office as of the date of this Agreement.

            5.5 Survival of Agreement. Except as specifically provided herein, Sections 7, 11 and 14 of this Agreement shall survive termination of this Agreement.

      6. Extended Term. This Agreement shall continue for successive periods of one (1) year after the Initial Term, upon terms agreed to by the Company and Executive, unless either Executive or the Company provides written notice that the Initial Term or any extended term will not be further renewed at least sixty
(60) days prior to the end of the applicable term.

      7. Confidential Information.

            7.1 Definition of Confidential Information. The Company is in the IPP Business and has built up and established a positive reputation in the industry. The Company has developed and continues to develop commercially valuable technical and non-technical information ("Confidential Information") that is proprietary and confidential and/or constitutes the Company's "trade secrets." Such Confidential Information, which is vital to the success of the Company's business, includes, but is not necessarily limited to: system documentation, data compilations, software and related codes or formulas, manuals, methods, techniques, processes, customers, prospective customers, suppliers, prospective suppliers, contracts with suppliers and customers, sales proposals, methods of sales, marketing research and data, pricing policies, cost information, financial information, business plans, specialized requests of the Company's customers, and other materials and documents developed by the Company. Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive, (ii) was available to Executive on a non-confidential basis prior to its disclosure by the Company, or (iii) becomes available to Executive on a non-confidential basis from a person other than the Company who is not otherwise bound by a confidentiality agreement with the Company, or is not otherwise prohibited from transmitting the information to Executive.

            7.2 Nondisclosure of Confidential Information. Executive shall not, at any time, either during employment or during a period of four (4) years subsequent to employment (i) directly or indirectly, disclose or divulge any Confidential Information to any person not then employed by the Company, unless authorized or directed by the Company or ordered by a governmental agency or court order or (ii) appropriate any Confidential Information for use other than performance of Executive's duties hereunder. If the Company authorizes or directs Executive to disclose Confidential Information to any such third party, Executive must ensure

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that a signed confidentiality agreement is or has been obtained from the third party to whom Confidential Information is being disclosed and that all Confidential Information so disclosed is clearly marked "Confidential."

            7.3 Return of Confidential and Other Information. All Confidential Information provided to Executive, and all documents and things prepared by Executive in the course of Executive's employment, including but not necessarily limited to correspondence, manuals, letters, notes, lists, notebooks, reports, flow-charts, proposals, daytimers, planners, calendars, schedules, discs, financial plans and information, business plans, and other documents and records, whether in hard copy or otherwise, and any and all copies thereof, are the exclusive property of the Company and shall be returned immediately to the Company upon termination of employment or upon the Company's request at any time.

      8. Noncompetition Obligations. For purposes of this Agreement, the term "Restricted Period" shall mean the period beginning on the date of this Agreement and ending upon the termination of Executive's employment with the Company under this Agreement. Executive expressly covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, on behalf of any other person, firm, limited liability company, partnership or corporation, as owner, employee, creditor, consultant or otherwise, engage in any aspect of the IPP Business in the United States or other locations where the Company or Parent may then be conducting the IPP Business (the "Territory"); provided, however, the beneficial ownership of less than five percent (5%) of the shares of stock of any publicly traded entity shall not be deemed to constitute a violation of this provision.

      9. Customer Non-Solicitation. Executive expressly covenants and agrees that during the Restricted Period, Executive will not solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's or Parent's customers or the business or patronage of any such customers, either for himself or on behalf of any other person, firm, partnership, limited liability company or corporation within the Territory; provided, however, that this Section 9 shall not prohibit Executive from soliciting such customers with respect to business that is non-competitive with the IPP Business.

      10. Executive Non-Solicitation. Executive expressly covenants and agrees that during the Restricted Period, Executive will not solicit, recruit or hire any other employee of the Company or Parent, either for himself or on behalf of any other person, firm, partnership, limited liability company or corporation.

      11. Indemnification. The Company agrees to indemnify Executive, to the fullest extent permitted by applicable state and federal laws, for claims and causes of actions relating to his activities as an executive of the Company.

      12. D&O Insurance. The Company agrees and Parent acknowledges that Executive shall be included under Parent's existing D&O insurance policy effective as of the date hereof.

      13. Enforcement.

            13.1 Reasonableness of Restrictions. Executive acknowledges that compliance with this Agreement, including but not limited to Sections 7 through 10, is reasonable and

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necessary to protect the Company's and Parent's legitimate business interests, including but not limited to, the Company's goodwill and maintaining the confidentiality of the Company's Confidential Information.

            13.2 Irreparable Harm. Executive acknowledges that a breach of Executive's obligations under this Agreement will result in great, irreparable and continuing harm and damage to the Company for which there is no adequate remedy at law.

            13.3 Injunctive Relief. Executive agrees that in the event Executive breaches this Agreement, the Company and/or Parent shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against Executive.

            13.4 Judicial Modification. The parties expressly agree that the character, duration and geographical scope of such provisions in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. The parties have attempted to limit the Executive's right to compete only to the extent necessary to protect the Company's and Parent's goodwill, proprietary and/or Confidential Information, and other business interests. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that a court having jurisdiction over the enforcement of this Agreement shall exercise its power and authority to reform Executive's covenants under Sections 7 through 10 above to the extent necessary to cause the limitations contained therein as to time, geographic area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the Company's and Parent's goodwill, Confidential Information, and other business interests.

            13.5 Legal Fees. In the event of any action in law or in equity for the purposes of enforcing any of the provisions of this Agreement, the prevailing party as determined by the trier of fact shall be entitled to recover its reasonable attorney fees, plus court costs and expenses, from the other party, to the extent permitted by applicable law.

      14. Section 280G Provisions. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, benefit or distribution of any type to or for Executive by the Company, or any subsidiary or affiliate of the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted prior to the Merger) as a result of the Merger (collectively, the "Total Payments") is or will be subject to the excise tax ("Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (or any successor to such Section), the Company shall pay to Executive, at the time Executive pays any Excise Tax with respect to any of such Total Payments (which may be at the time the Company withholds Excise Tax from any payments or at the time he files his annual federal income tax return for a year in which Excise Tax is due or payable), an additional amount (a "Gross-Up Payment") which is, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, equal to the sum of (i) the Excise Tax on such Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax. The initial determination of whether any portion of the Total

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Payments is subject to an Excise Tax and, if so, the amount and time of the
Gross-Up Payment pursuant to this Section 14 shall be made by the Company.

      For purposes of determining whether any payments, benefits or amounts will be subject to the Excise Tax and the amount of any such Excise Tax, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to the Executive's share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of Executive's residence on the date the Gross-Up Payment is made, and shall take into account the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes. The parties shall cooperate with each other in connection with any reporting, proceeding or claim relating to the existence or amount of any liability for Excise Tax, including, but not limited to, Executive preparing and filing his federal income tax returns in a manner consistent with Company's determination that an Excise Tax is due or payable as a result of the Total Payments. All reasonable third party expenses relating to any such proceeding or claim (including attorneys' fees and other reasonable out of pocket expenses incurred by the Executive in connection therewith) shall be paid by the Company promptly upon demand by Executive, and any such payments shall be subject to a Gross-Up Payment under this Section 14 in the event that Executive is subject to Excise Tax on it.

      In the event that the Excise Tax is subsequently determined to be less than the amount initially determined by the Company, the Gross-Up Payment shall be redetermined at the time that the amount of such reduction is Excise Tax is finally determined, and Executive shall promptly repay to the Company the portion of the Gross-Up Payment equal to the difference between the Gross-Up Payment as originally determined and the Gross-Up Payment as finally determined. In the event that the Excise Tax is finally determined to exceed the amount originally determined (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Gross-Up Payments shall be redetermined at the time that the amount of such excess is finally determined, and the Company shall make an additional Gross-Up Payment equal to the difference between the Gross-Up Payment as originally determined and the Gross-Up Payment as finally determined. For purposes of the
Section 14, the amount of the Excise Tax and the amount of the Gross-Up Payment shall be deemed to be "finally determined" upon the earlier of (a) the rendering of a decision by the Internal Revenue Service or a court of competent jurisdiction, from which decision no further right of appeal exists or (b) the expiration of the statutory period for the assessment and collection of the Excise Tax.

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      15. Miscellaneous.

            15.1 Waiver; Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of a party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            15.2 Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the Company, the Company's successors, legal representatives and assigns; Executive and Executive's heirs, executors, administrators and legal representatives.

            15.3 Governing Law. This Agreement is made and entered into in the State of California and concerns employment situated in said state. This Agreement shall be interpreted and construed in accordance with the laws of the State of California.

            15.4 Dispute Resolution and Binding Arbitration. Executive and the Company agree that in the event a dispute arises concerning or relating to Executive's employment with the Company, except disputes relating to Section 7 through 10 and Section 13 of this Agreement as to which the provisions of this
Section 15.4 shall not apply, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of American Arbitration Association ("AAA") by a single impartial arbitrator selected as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within ten (10) days of a request for arbitration, the parties shall request a panel of ten (10) employment arbitrators from AAA and alternatively strike names until a single arbitrator remains. The arbitration shall take place in Los Angeles, California, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA's rules and procedures. Except as set forth in Sections 7 through 10 and 13 hereof, Executive and the Company agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from Executive's employment with the Company, and that the award of the arbitrator shall be final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The arbitrator shall also have discretion to award the prevailing party reasonable costs and attorneys' fees incurred in bringing or defending an action under this provision. EXECUTIVE AND THE COMPANY ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE THE DISPUTES COVERED BY THIS SECTION 15.4, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY WITH RESPECT TO SUCH DISPUTES. Each party will pay the fees of their respective attorneys, the expenses of their witnesses, costs of any record or transcript of the arbitration, and any other expenses connected with the arbitration that such party might be expected to incur had the dispute been subject to resolution in court, but all costs of the arbitration that would not be

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incurred by the parties if the dispute was litigated in court, including fees of the arbitrator and any arbitration association administrative fees will be paid by the Company.

            15.5 Entire Agreement. This Agreement contains all the understandings and agreements between the parties concerning matters set forth in this Agreement. The terms of this Agreement supersede any and all prior statements, representations and agreements by or between the Company and Executive, or either of them, concerning the matters set forth in this Agreement.

            15.6 Counterparts. This Agreement may be executed in one (1) or more counterparts, which when so executed shall constitute one (1) and the same agreement. Facsimile signatures attached to this Agreement shall be as valid and binding as original signatures. The headings herein are for reference only and shall not affect the interpretation of this Agreement.

            15.7 Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received): (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service. Notices should be addressed as follows, or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party:

            To The Company:

            MediaDefender, Inc.
            Attn: Chairman of Board of Directors
            4505 Glencoe Avenue
            Marina Del Rey, California 90292
            Facsimile: (310) 306-9869

            With copies to:

            ARTISTdirect, Inc.
            Attn: Robert Weingarten
            10900 Wilshire Boulevard
            Los Angeles, CA  90024
            Facsimile: (310) 443-5361

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            To Executive:

            Octavio Herrera
            13428 Maxella Ave., #742
            Marina del Rey, CA 90292
            Facsimile: (310) 306-9869

                [Reminder of this page left blank intentionally.]

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      IN WITNESS WHEREOF, the parties have set their hands as of the date first above written, and Executive acknowledges that he has read and understands the entire contents of this Agreement and that he has received a copy of this Agreement.

                                            "COMPANY"

                                            MediaDefender, Inc.

                                            By: /s/ Randy Saaf
                                                ----------------------------

                                            Name: Randy Saaf

                                            Title: Chief Executive Officer

                                            "EXECUTIVE"

                                                /s/ Octavio Herrera
                                                ----------------------------
                                                     Octavio Herrera

Acknowledged by:

"PARENT"

ARTISTdirect, Inc.

By: /s/ Robert N. Weingarten
    --------------------------------

Name: Robert N. Weingarten

Title: Chief Financial Officer

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